Exhibit 10.19
Execution Version
PURCHASE AND SALE AGREEMENT
BETWEEN
BMC SOFTWARE TEXAS, L.P.
AND
BMC SOFTWARE, INC.
AS SELLER
AND
TPG/CALSTRS, LLC
AS PURCHASER
June 6, 2006
2101 CITY WEST BLVD.
HOUSTON, TEXAS

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GLOSSARY OF DEFINED TERMS
     The location of the definition of each capitalized term used in this Agreement is set forth in this Glossary:

Act	Section 14(h)(2)
Additional Rents	Section 10(a)(2)
Affiliate	Section 7(c)
Agreement	Preamble
Ancillary Rights	Section 1(e)
Bill of Sale	Section 9(b)(2)
BMC Building One Lease	Section 9(b)(5)
BMC Building Two Lease	Section 9(b)(6)
BMC Inc. BMC Lease Agreements	Preamble Section 9(b)(7)
BMC-LP	Preamble
Buildings	Section 1(b)(4)
Business Day	Section 6(a)
Campus Land	Section 1(a)
Claims	Section 14(h)(1)
Closing	Section 9(a)
Closing Date	Section 9(a)
Closing Documents	Section 7(e)
Closing Month	Section 10(a)(3)
Confidentiality Agreement	Section 5(b)
C&W	Section 10(d)
Documents	Section 4(c)
Earnest Money	Section 3
Effective Date	Preamble
Excluded Property	Section 1(c)
Fixed Rents	Section 10(a)(2)
Garages	Section 1(b)(8)
Halliburton Tenant Lease	Section 7(g)
Improvements	Section 1(b)
Indemnified Party	Section 13(d)(1)
Indemnifying Party	Section 13(d)(1)
Information	Section 4(c)
Losses	Section 13(a)
Mandatory Cure Liens	Section 6(b)
Occupancy Agreements	Section 1(d)
Operating Expense Recoveries	Section 10(a)(4)
Other Land	Section 1(f)
Owner Records	Section 4(d)
Permitted Encumbrances	Section 6(a)
Person	Section 14(f)(2)
Personalty	Section 1(c)
Property	Section 1
Property Agreements	Section 1(e)
Purchase Price	Section 2
Purchaser	Preamble
Purchaser Claims	Section 13(c)
Purchaser Indemnified Party	Section 13(a)
Purchase’s Property Manager	Section 7(i)
Rents	Section 10(a)(6)
Restrictive Covenants	Section 6(c)
Seller	Preamble
Seller Indemnified Party	Section 13(b)
Seller’s Knowledge	Section 7(d)
Services Rents	Section 10(a)(5)
Special Warranty Deed	Section 4(b)
Survey	Section 4(b)
Taxes	Section 10(a)(1)
Telephone System	Section 7(f)
Tenant	Section 1(d)
Tenant Estoppel Certificate	Section 4(f)
Tenant Lease	Section 1(d)
Tenant Lease Assignment	Section 9(b)(3)
Tenant Leases	Section 1(d)
Tenant Notification	Section 9(b)(4)
Tenants	Section 1(d)
Third-Party Claim	Section 13(d)(2)
Title Commitments	Section 4(a)
Title Company	Section 3
Title Policy	Section 9(c)(7)
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SCHEDULES

1(c)	–	Excluded Property
1(d)-1	–	Tenant Leases
1(d)-2	–	Occupancy Agreements
1(e)	–	Property Agreements
7(a)(8)	–	Leasing Commissions and Tenant Improvement Allowances
EXHIBITS

A	–	Campus Land
B	–	Campus Land Plot Plan
C	–	Other Land
D	–	Form of Restrictive Covenants
E	–	Form of Bill of Sale
F	–	Form of Tenant Lease Assignment
G	–	Tenant Notification
H-1	–	Form of BMC Building One Lease
H-2	–	Form of BMC Building Two Lease
H-3	–	Form of BMC Building Three/Four Lease
I	–	Form of Special Warranty Deed
J	–	Form of Tenant Estoppel Certificate
iii

PURCHASE AND SALE AGREEMENT
     This Purchase and Sale Agreement (this “Agreement”) is entered into as of June 6, 2006 (the “Effective Date”) between BMC SOFTWARE TEXAS, L.P., a Texas limited partnership (“BMC-LP”) and BMC SOFTWARE, INC., a Delaware corporation (“BMC Inc.”), (BMC-LP and BMC Inc. are collectively referred to herein as “Seller”), and TPG/CALSTRS, LLC, a Delaware limited liability company (“Purchaser”).
     In consideration of the mutual covenants set forth herein and of the earnest money deposits herein called for, the parties agree as follows:
Section 1. Sale and Purchase. Seller shall sell, convey, and assign to Purchaser, and Purchaser shall purchase and accept from Seller, for the Purchase Price and on and subject to the terms and conditions herein set forth, the following:
     (a) the four tracts or parcels of land situated in Harris County, Texas, described in Exhibit A (collectively, the “Campus Land”), and all of Seller’s right, title, and interest in and to all rights, privileges (including any wastewater capacity or wastewater capacity reservations), easements, and interests appurtenant to the Campus Land, including all adjacent streets, alleys, rights-of-way, and any adjacent strips and gores of real estate;
     (b) all buildings, driveways (including the private drive immediately south of the Campus), walkways, wells, fences and all other improvements located on the Campus Land (the “Improvements”), including the following buildings and garages marked on the plot plan of the Campus Land and described in Exhibit B hereto:
          (1) the six story office building known as Building 1;
          (2) the twenty story office building known as Building 2;
          (3) the nine story office building known as Building 3;
          (4) the twenty one story office building known as Building 4 (items (1) through (4) collectively being the “Buildings”);
          (5) the six-level garage building known as Garage 1;
          (6) the six level garage building known as Garage 2;
          (7) the six level garage building known as Garage 3; and
          (8) the seven-level garage building known as Garage 4 (items (5) through (8) collectively being the “Garages”);
     (c) except for the property and fixtures listed on Schedule 1(c) hereto (the “Excluded Property”), all tangible personal property and fixtures of any kind owned by Seller and attached to or used exclusively in connection with the ownership, use, maintenance, leasing, service or operation of the Campus Land or the Improvements, including the underground pipes, conduits and similar property and fixtures (the “Personalty”);
     (d) all of the landlord’s or owner’s interest in (i) the leases, demising space in the Improvements or Campus Land (collectively, the “Tenant Leases” and, individually, a “Tenant Lease”), including those listed on Schedule 1(d)-1 hereto; and all rents prepaid for any period on or subsequent to the Closing Date by tenants (collectively, the “Tenants” and, individually, a “Tenant”) and (ii) the franchises, licenses, occupancy agreements, or other agreements providing for the use or occupancy of portions of the Campus Land, including those listed on Schedule 1(d)-2 hereto (the “Occupancy Agreements”);
     (e) to the extent assignable by Seller, Seller’s interest in (1) the management, construction, maintenance and service contracts or agreements listed on Schedule 1(e) (all of the foregoing being referred to as the “Property Agreements”), (2) warranties and guaranties relating to construction, repair or maintenance of the Improvements or Personalty, and (3) licenses, permits, or governmental authorizations relating to the ownership or operation of the Other Land, Campus Land and Improvements (collectively, (2) and (3) being the “Ancillary Rights”); and
     (f) the tract(s) of land situated in Harris County, Texas adjacent to the Campus Land, described in Exhibit C, and all of Seller’s right, title, and interest in and to all rights, privileges, easements, and interests appurtenant to such land, including all adjacent streets, alleys, rights-of-way, and any adjacent strips and gores of real estate, and all improvements located thereon (collectively, the “Other Land”).
The items in (a) through (f) are herein collectively called the “Property”. All of the Property shall be sold, conveyed, and assigned to Purchaser at Closing free and clear of all liens, claims, easements, and encumbrances whatsoever, except for the Permitted Encumbrances.
Section 2. Purchase Price. The price for which Seller shall sell, convey, and assign the Property to Purchaser, and which Purchaser shall pay to Seller, is Two Hundred Ninety-Five Million Dollars ($295,000,000) (the “Purchase Price”), to be paid in cash or cash equivalents as set forth in Section 9(b)(1).
Section 3. Earnest Money. On or before June 7, 2006, Purchaser shall deliver to Landamerica Commonwealth Title of Houston, 5847 San Felipe, Suite 400, Houston, TX 77057 (“Title Company”) by wire transfer of immediately available funds the amount of $15,000,000 (the “Earnest Money”). If Purchaser does not timely deposit the Earnest Money then upon written notice by Seller to Purchaser this Agreement shall terminate and be of no further force or effect. Title Company shall immediately deposit the Earnest Money in an interest-bearing account until the Earnest Money is delivered pursuant to the provisions hereof. Seller and Purchaser stipulate that Purchaser’s agreement to so deposit the Earnest Money, is sufficient consideration to support this Agreement notwithstanding Purchaser’s rights under Section 5. As used elsewhere in this Agreement, the term “Earnest Money” shall mean the amount described in this Section 3, together with any interest earned thereon.
Section 4. Delivery of Information by Seller.

     (a) Purchaser acknowledges that it has received title commitments from Title Company in favor of Purchaser covering the Campus Land, the Improvements and the Other Land (the “Title Commitments”).
     (b) Purchaser acknowledges that Seller has delivered to Purchaser the surveys of the Campus Land and the Other Land, dated February 17, 2006 prepared by Prejean & Company, Inc. (collectively, the “Survey”). For purposes of the property description to be included in the special warranty deed to be delivered pursuant to Section 9(c)(1) (the “Special Warranty Deed”), the field notes prepared by the surveyor shall control any conflicts or inconsistencies with Exhibit A and Exhibit C, and such field notes shall be incorporated herein by this reference upon their completion and approval by Purchaser and Seller.
     (c) Purchaser acknowledges that Seller has delivered to Purchaser the following:
          (1) a copy of each Tenant Lease listed on Schedule 1(d)-1 hereto, each Occupancy Agreement listed on Schedule 1(d)-2, and, based on Seller’s list provided to Purchaser, the most recent version of the summary term sheet with a prospective tenant of any portion of the Property (including any related guaranty or security) with whom Seller is in active negotiations and each Occupancy Agreement;
          (2) a copy of each Property Agreement listed on Schedule 1(e);
          (3) a copy of the Phase I Environmental reports prepared by Terracon dated March 27, 2006 covering the Campus Land and Improvements and the Other Land;
          (4) a copy of the geotechnical report prepared by Haynes Whaley, dated April 12, 2006 with respect to the fault located on the Campus;
          (5) financial information regarding the Property as follows: (i) operating statements covering the last three fiscal years prior to the current fiscal year and (ii) the operating budget for the current fiscal year;
          (6) current schedule of tenant base years and escalations, and copies of current year tenant escalation billings;
          (7) current accounts receivable aging report; and
          (8) Property tax bills covering the last three tax years prior to the current tax year.
The documents described in this Section 4(c), and the documents listed therein, are herein collectively called the “Documents”, and the information contained in the Documents is herein collectively called the “Information”.
     (d) For the pendency of this Agreement, Seller shall make available at the Property for inspection and copying by Purchaser, at Purchaser’s expense, the written files of Seller relating to the matters listed in Section 4(c), any matter under Section 1(e)(2) for which a claim has been made and any matters under Section 1(e)(3) as well as the maintenance records of the

Property, and any other documents or information relating to the Property that is reasonably requested by Purchaser (to the extent existing and within the possession or control of Seller) (the “Owner Records”).
     (e) Seller shall reasonably cooperate with Purchaser, at no cost or additional obligation to Seller, in connection with Purchaser’s inspections of the Property, including, without limitation, using commercially reasonable efforts to assist Purchaser and its agents with financial audits of Seller and/or the Property to be performed in connection with regulatory requirements applicable to Purchaser.
     (f) Purchaser acknowledges that Seller has delivered tenant estoppel certificates (each a “Tenant Estoppel Certificate”) by each Tenant dated not earlier than May 9, 2006, in the form of Exhibit J hereto or otherwise in the form provided for in such Tenant’s Tenant Lease. Purchaser has reviewed and accepted such Tenant Estoppel Certificates and deems the Tenant Estoppel Certificates in compliance with the requirements of this Section 4(f).
Section 5. Right of Inspection.
     (a) During the pendency of this Agreement, and any period prior to the execution of this Agreement in which the negotiation of this Agreement is in progress, Purchaser and its representatives may have access to and inspect, at reasonable hours, the Property (other than areas occupied by Tenants), and the Owner Records but such right of inspection shall not include the right to make any soil testing or boring or any destructive or invasive testing of the Property; however, in conducting such activities (1) Purchaser shall not unreasonably interfere with the business and operations of Seller or other occupants of the Campus Land, (2) Purchaser shall give Seller reasonable prior notice of any on-site inspections and afford Seller the opportunity to have a representative observe the same, and (3) Seller will arrange any contacts by the Purchaser with Tenants.
     (b) Purchaser shall indemnify, defend and hold Seller harmless from all costs, damages, and liabilities arising out of Purchaser’s inspection of the Property and the foregoing information to the extent the same result from personal injury to or death of any person or loss or physical damage to the Property or any loss or damage to property of or any claims of any third party. Prior to any contractor, engineer or other party on behalf of Purchaser conducting any on-site inspection, such party will be required to furnish evidence of commercial general liability insurance with aggregate limits of at least $3,000,000, naming the Seller as an additional insured and otherwise comply with Seller’s standard requirements for tenant contractors. Except as required by law, all information relating to the Property obtained by or on behalf of Purchaser or its representatives (including without limitation employees, consultants, and advisors) in connection with Purchaser’s activities under Section 4(d) or this Section 5, or otherwise provided or made available to Purchaser or its representatives by Seller or its representatives, shall be kept confidential in accordance with the terms of that certain Confidentiality Agreement dated March 10, 2006 by and between Cushman & Wakefield of Texas, Inc. and Thomas Properties Group, Inc. (the “Confidentiality Agreement”), unless and until the Closing occurs. Purchaser shall indemnify, defend, and hold harmless Seller from any losses incurred as the result of the use of such information by Purchaser or its representatives in contravention of the terms of this Agreement or the Confidentiality Agreement. Notwithstanding the foregoing, Purchaser may disclose such information to its advisors, investors and lenders, provided that Purchaser informs them of the confidential nature thereof and, in any event, Purchaser shall defend and indemnify Seller for all losses incurred as a result of any breach by any of such parties of the confidentiality provisions hereof. If this transaction is not consummated for any reason whatsoever, then Purchaser shall deliver to Seller (1) all written reports, studies, data, information and copies prepared by Purchaser’s third-party consultants regarding the physical condition of the Property and (2) all Documents, Information, and other matters regarding the Property furnished or made available by Seller, including all copies thereof made by or on behalf of Purchaser or its representatives. Purchaser’s obligations under this Section 5(b) shall survive the termination of this Agreement.
     (c) Purchaser acknowledges that it has completed its due diligence investigations with respect to the Property prior to the date hereof.
Section 6. Title.
     (a) Purchaser acknowledges that Seller has delivered the Survey and Title Commitments to Purchaser together with copies of the documents set forth therein. Except for the matters described in Section 6(b) below, all matters disclosed in the Survey, Title Commitment or related documents, together with the Tenant Leases, the Occupancy Agreements and the Restrictive Covenants, are deemed to be “Permitted Encumbrances”. Seller shall have the right to extend the Closing Date as reasonably needed to complete the curative actions described in Section 6(b), not to exceed forty-five (45) days. If Seller is unable to complete such curative actions within the forty-five (45) day period, then Purchaser, as its sole and exclusive remedy, shall have the right to terminate this Agreement the earlier of (i) three (3) Business Days after the end of such forty-five (45) day period or (ii) upon receiving notice from Seller that such curative action will not be completed prior to the expiration of the forty-five (45) day period. The term “Business Day” means any day other than a weekend or other day when nationally chartered banks in Houston, Texas are permitted or required to be closed.
     (b) Seller at its cost shall be obligated to cure or remove (or bond around to the reasonable satisfaction of Purchaser with respect to mechanic’s and materialmen’s liens) by Closing all mortgages, deeds of trust, judgment liens, mechanic’s and materialmen’s liens, and other liens against the Property (other than liens for taxes and assessments which are not delinquent, and inchoate liens relating to Property Agreements which are not delinquent), and other encumbrances against the Property voluntarily created by Seller after the Effective Date (unless a lease of space in one or more of the Buildings pursuant to Section 7(b) or consented to by Purchaser, such consent not to be unreasonably withheld or delayed with respect to matters that are required by law) (“Mandatory Cure Liens”).
     (c) The parties acknowledge that immediately prior to Closing, BMC-LP shall execute and record the Declaration of Easements and Restrictive Covenants attached hereto as Exhibit D (the “Restrictive Covenants”).
     (d) Purchaser acknowledges that it has received evidence satisfactory to it that Seller has completed the necessary curative action related to the mechanic’s lien by affidavit executed by C.R. Williams against BMC Software Texas, LP in the amount of $12,115.40, filed April 13,

2006, recorded in/under County Clerk’s File No. Z228647 of the Real Property Records of Harris County, Texas.
Section 7. Representations, Warranties, and Covenants.
     (a) Seller hereby represents and warrants to Purchaser that:
          (1) Seller has full right, power, and authority to execute and deliver this Agreement and to consummate the purchase and sale transactions provided for herein without obtaining any further consents or approvals from, or the taking of any other actions with respect to, any third parties (including any governmental entity), and this Agreement, when executed and delivered by Seller and Purchaser, will constitute the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
          (2) There are no actions, suits, claims, assessments, or proceedings pending as to which Seller has received service of process or other written notice of or, to Seller’s Knowledge, threatened against Seller or the Property (i) in the nature of condemnation with respect to any of the Property or (ii) that could materially adversely affect the ownership, operation, or maintenance of the Property or Seller’s ability to perform hereunder.
          (3) All bills and other payments due with respect to the ownership, operation, and maintenance of the Property have been paid or will be paid in the ordinary course of business, and will be appropriately prorated and accounted for under Section 10.
          (4) Seller has not received written notice of, or otherwise has knowledge of, any existing unsatisfied, written, enforceable claims of any governmental agency to the effect that the construction, operation, or use of any of the Property is in violation of any applicable law, ordinance, rule, regulation or order. To Seller’s Knowledge, no such claim or any investigation with respect thereto is under consideration.
          (5) Seller has furnished Purchaser true and complete copies of all items listed in Section 4(c). Except for amounts provided in the reports provided to Purchaser pursuant to Section 4(c)(7), each Tenant Lease is free from default by the landlord and, to Seller’s Knowledge the Tenant or other counterparty thereto. No Tenant Lease contains any option to purchase or grants a Tenant any right of refusal or option to purchase the Property or any portion thereof.
          (6) Except for the rights of parties under the Tenant Leases and Occupancy Agreements, there are no parties in possession of the Property, nor parties that have rights as tenants, or rights of use or occupancy of the Property. Except for the agreements provided under Section 4(c)(1) through (3) and governmental authorizations, requirements of law and Permitted Encumbrances, there are no agreements that shall be binding on Purchaser or the Property after Closing. Each such agreement is free from default by Seller and, to Seller’s Knowledge, the counterparty thereto.

          (7) Seller has furnished Purchaser with true and complete copies of all environmental or other assessment reports described in Section 4(c)(3) or Section 4(c)(4) and Seller has no knowledge of any fact or circumstance that would cause the conclusions set forth therein to be materially inaccurate.
          (8) Except as set forth in Schedule 7(a)(8), there are no leasing commissions due and owing, and no allowances for tenant improvements or obligations to construct tenant improvements, with respect to the Leases, except allowances payable for space that may in the future be leased under the terms of the Tenant Leases.
          (9) Seller is not a “foreign person” as that term is defined in Section 1445(f)(3) of the Internal Revenue Code of the United States of America, as amended.
     (b) From the Effective Date until the Closing Date unless Purchaser otherwise consents in writing (in Purchaser’s sole and absolute discretion), Seller shall: (1) maintain and operate the Property in the same manner as Seller has heretofore done; (2) continue all Tenant Leases in full force and effect and neither cancel, materially amend, nor renew any of the same (other than the termination of leased space contemplated in Section 7(g)); (3) continue all Ancillary Rights, Property Agreements, and insurance policies or contracts relative to the Property in full force and effect and neither cancel, materially amend, nor renew any of the same, or enter into any new such matters, other than (A) in the ordinary course of Seller’s business, (B) matters that will not increase the obligations of Purchaser after the Closing, or (C) as provided for in an existing agreement; and (4) other than as provided in this Section 7(b), not enter into any agreement or instrument or take any action that would encumber the Property after Closing, that would bind Purchaser or the Property after Closing and that would be outside the normal scope of maintaining and operating the Property, other than the Restrictive Covenants; and (5) not enter into any Tenant Lease affecting the Property other than any Tenant Lease with the prospective tenant or Affiliate thereof under a letter of intent delivered under Section 4(c) which is substantially in accordance with the terms of such letter of intent and generally in a lease form consistent with the Tenant Leases (and any such lease entered into in compliance therewith shall be considered a Tenant Lease). Notwithstanding the foregoing, from the Effective Date until the Closing Date, Seller shall have the authority without the consent of Purchaser to take any actions reasonably necessary to respond to an emergency where property or persons are under imminent threat.
     (c) When used in this Agreement, the term “Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.
     (d) When used in this Agreement, or in any agreement contemplated to be entered into pursuant to this Agreement, the phrase “to Seller’s Knowledge” or derivations thereof shall mean the actual knowledge of Keith Josey and Derek Laws, without any obligation to make investigation or inquiry regarding the Property, and without obligation to make any investigation of the files, documents or studies in the possession of other persons, and shall not include any knowledge which may be imputed to Seller or of any other persons other than those referenced in this Section 7(b). If (i) any of Seller’s representations and warranties set forth in this Section 7 are untrue in any material, adverse respect, or (ii) at any time at or before Closing there is any material, adverse change with respect to the matters represented and warranted by Seller pursuant to this Section 7 such that the representation or warranty is no longer accurate, then Seller shall give Purchaser prompt written notice thereof. Seller may provide to Purchaser updated or additional schedules to correct for such inaccuracy. If Seller notifies Purchaser prior to the Closing Date of such inaccuracies and Seller does not cure the same before the Closing occurs then Purchaser, as its sole remedy, may terminate this Agreement by delivering written notice to Seller at any time at or before the Closing. If Purchaser receives such notice and does not so elect to terminate this Agreement, then it will be deemed to have accepted the inaccuracy of such representation and warranty disclosed to Purchaser and shall have no claim with respect thereto after Closing. All of Seller’s representations and warranties shall survive the Closing; however, Purchaser may not maintain an action for breach of such representations and warranties unless it shall have given Seller written notice of such breach in reasonable detail not later than nine (9) months after the Closing Date.
     (e) Purchaser acknowledges that Purchaser will have independently and personally inspected the Property and that Purchaser has entered into this Agreement based upon its ability to make such examination and inspection. Purchaser also acknowledges that there is a geological fault on the Property, and accepts the Property with such geological fault. The Property is to be sold to and accepted by Purchaser at Closing in its then present condition, “AS IS”, “WHERE IS”, and “WITH ALL FAULTS”, and WITHOUT ANY WARRANTY WHATSOEVER, EXPRESS OR IMPLIED (other than the special warranty of title to be included in the Special Warranty Deed and in any document executed and delivered to Purchaser by Seller in connection with the Closing (“Closing Documents”) and the representations and warranties expressly set forth in this Agreement); specifically (without limiting the generality of the foregoing), without any warranty of (i) the value or utility of the Property, (ii) the nature or quality of the construction, structural design or engineering of the Improvements, (iii) the quality of the labor and materials included in the Improvements, (iv) the existing geotechnical conditions and soil conditions existing at the Property for any particular purpose or developmental potential, (v) the presence or absence of any hazardous substances or matter in or on the Property, (vi) compliance of the Property with any applicable laws, regulations or other governmental requirements, or (vii) the accuracy of any information provided by Seller to Purchaser. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN A CLOSING DOCUMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND TO PURCHASER, INCLUDING, WITHOUT LIMITATION, THE PHYSICAL CONDITION OF THE PROPERTY AND ANY IMPROVEMENTS LOCATED THEREON, OR THEIR SUITABILITY FOR ANY PARTICULAR PURPOSE OR OF MERCHANTABILITY. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN A CLOSING DOCUMENT, IF THE CLOSING OCCURS, THEN PURCHASER, ON BEHALF OF ITSELF AND ITS SUCCESSORS AND ASSIGNS, SHALL BE DEEMED TO HAVE WAIVED ALL LIABILITY OF, AND CLAIMS AGAINST, SELLER WITH RESPECT TO THE PHYSICAL CONDITION OF THE PROPERTY INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL MATTERS (AND ANY REMEDIATION, CONTRIBUTION, OR INDEMNITY OBLIGATIONS) WHETHER ARISING UNDER COMMON LAW, STATUTE OR OTHERWISE.
     (f) Purchaser acknowledges that within a reasonable period of time after the Closing Date, Purchaser will be installing its own telephone service, network and equipment

(“Telephone System”) in the common areas and/or the amenities of the Property, including the portion of the Telephone System used in the security stations. Upon the installation of Purchaser’s Telephone System on the Property, Purchaser acknowledges that Seller will be removing all of its existing telephone equipment from the common areas and/or the amenities of the Property.
     (g) Purchaser acknowledges that the BMC Building One Lease contemplates that approximately 5,200 rentable square feet of space currently leased in Building 1 by Halliburton under the Tenant Lease with Halliburton (the “Halliburton Tenant Lease”) will be terminated by Halliburton prior to Closing and leased by Seller under the BMC Building One Lease. If for any reason Halliburton does not terminate its lease of such space under the Halliburton Tenant Lease prior to the Closing, the BMC Building One Lease shall be amended to reflect the exclusion of such space, but even in such event, for the purpose of such modification, BMC, Inc. will still be considered to be leasing substantially all of Building 1.
     (h) Purchaser hereby represents and warrants to Seller that:
          (1) Purchaser has full right, power, and authority to execute and deliver this Agreement and to consummate the purchase and sale transactions provided for herein without obtaining any further consents or approvals from, or the taking of any other actions with respect to, any third parties (including any governmental entity), and this Agreement, when executed and delivered by Seller and Purchaser, will constitute the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
          (2) There are no actions, suits, claims, assessments, or proceedings pending or to Purchaser’s knowledge threatened that could materially adversely affect Purchaser’s ability to perform hereunder.
     (i) Seller has timely and properly protested the 2006 determination of the appraised value of the Buildings and the Project, and agrees to use reasonable efforts to pursue such protest at all times prior to the Closing, and to keep Purchaser informed as to the status thereof and any further hearings or actions to be taken in connection therewith.
Section 8. Conditions to Closing.
     (a) Purchaser’s obligations to consummate the Closing and to purchase the Property hereunder are conditioned upon satisfaction of all of the following conditions, any of which may be waived by Purchaser in its sole discretion:
          (1) The performance by Seller of its material covenants, undertakings, and agreements to be performed by it hereunder and the truth of the material representations and warranties made in this Agreement by Seller at the time as of which the same were made to Purchaser and as of the Closing.

          (2) As of the Closing there shall not be any of the following by or against or with respect to Seller: (A) a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (B) the appointment of a trustee or receiver of any property interest; or (C) an assignment for the benefit of creditors.
          (3) There shall not be as of the Closing any taking or threatened taking of the Property or any part thereof by eminent domain.
          (4) The original Tenant Estoppel Certificates for each Tenant shall have been delivered to Purchaser.
          (5) The Title Company shall be irrevocably committed to issue to Purchaser, upon payment of applicable premiums and fees, the Title Policy.
If any of such conditions have not been satisfied at the Closing, then Purchaser may terminate this Agreement by giving immediate written notice thereof to Seller at the Closing, in which event this Agreement shall be terminated as provided for in Section 12. If the Closing is completed then all such conditions shall conclusively be deemed satisfied or waived.
     (b) Seller’s obligations to consummate the Closing and to sell the Property hereunder are conditioned upon satisfaction of all of the following conditions, any of which may be waived by Seller in its sole discretion:
          (1) The performance by Purchaser of its material covenants, undertakings, and agreements to be performed by it hereunder and the truth of the material representations and warranties made in this Agreement by Purchaser at the time as of which the same were made.
          (2) That at no time prior to the Closing shall any of the following have been filed by or against or with respect to Purchaser or a member of Purchaser with a majority ownership interest in Purchaser: (A) a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (B) the appointment of a trustee or receiver of any property interest; or (C) an assignment for the benefit of creditors.
If any of such conditions have not been satisfied at the Closing, then Seller may terminate this Agreement by giving immediate written notice thereof to Purchaser at the Closing, in which event this Agreement shall be terminated as provided for in Section 12. If the Closing is completed then all such conditions shall conclusively be deemed satisfied or waived.
Section 9. Closing.
     (a) The closing (the “Closing”) of the sale of the Property by Seller to Purchaser shall occur on June 15, 2006 (unless otherwise extended pursuant to this Agreement) (the “Closing Date”), in the offices of Vinson & Elkins L.L.P., commencing at 1:00 p.m. Central Time. Time is of the essence with regard to the Closing Date. Seller shall have the option to extend the Closing Date to a date on or before June 23, 2006 by providing written notice to Purchaser no later than June 13, 2006. Purchaser shall have the option to extend the Closing Date to a date on or before June 23, 2006 by providing written notice to Seller no later than June 13, 2006. Either party delivering such written notice of extension shall include in the notice the day to which the Closing is to be extended. Once written notice of extension to Closing is given by one party, the other party may not provide a subsequent notice of extension with a closing date for the Closing that pre-dates the designated date in the notice first provided. If both parties give written notice simultaneously, the Closing Date shall be the later of the two dates provided in such notices. At the Closing, the following, which are mutually concurrent conditions, shall occur:
     (b) Purchaser, at its expense, shall deliver or cause to be delivered to Seller the following:
          (1) United States of America funds available for immediate value (earning interest from and including the Closing Date) in Seller’s accounts, in the amount of the Purchase Price (adjusted in accordance with Section 10);
          (2) a Bill of Sale and Assignment (the “Bill of Sale”), fully executed and acknowledged by Purchaser, covering the Personalty and Ancillary Rights in the form of Exhibit E hereto;
          (3) Assignment of Tenant Leases (“Tenant Lease Assignment”), fully executed and acknowledged by Purchaser, covering the Tenant Leases and certain other agreements in the form of Exhibit F hereto;
          (4) Notices to each Tenant in the form of Exhibit G hereto (the “Tenant Notification”), fully executed by Purchaser;
          (5) the lease agreement with BMC Inc., as Lessee, with respect to Building 1 in the form of Exhibit H-1 (the “BMC Building One Lease”);
          (6) the lease agreement with BMC Inc., as Lessee, with respect to Building 2 in the form of Exhibit H-2 (the “BMC Building Two Lease”);
          (7) the lease agreement with BMC Inc., as Lessee, with respect to Buildings 3 and 4 in the form of Exhibit H-3 (together with the BMC Building One Lease and the BMC Building Two Lease, the “BMC Lease Agreements”);
          (8) evidence reasonably satisfactory to Seller and Title Company that the person executing the Closing Documents on behalf of Purchaser has full right, power, and authority to do so; and
          (9) such other instruments as are customarily executed in Harris County, Texas in connection with the conveyance of property similar to the Property.
     (c) Seller, at its expense, shall deliver or cause to be delivered to Purchaser the following:
          (1) a Special Warranty Deed, fully executed and acknowledged by each BMC-LP, conveying to Purchaser the Campus Land, the Improvements, and the Other Land it

owns, subject only to the Permitted Encumbrances related thereto, together with all of BMC-LP’s right, title, and interest in and to the appurtenances thereto, in the form of Exhibit I hereto, and a Special Warranty Deed, fully executed and acknowledged by each BMC Inc., conveying to Purchaser the Other Land it owns, subject only to the Permitted Encumbrances related thereto, together with all of BMC Inc.’s right, title, and interest in and to the appurtenances thereto, in the form of Exhibit I hereto;
          (2) the Bill of Sale, fully executed and acknowledged by BMC-LP;
          (3) the Tenant Lease Assignment, fully executed and acknowledged by BMC-LP;
          (4) the BMC Lease Agreements, executed by BMC Inc.;
          (5) the original Tenant Estoppel Certificates for each Tenant, copies of which were delivered to Purchaser as described in Section 4(f);
          (6) the Tenant Notification, fully executed by BMC-LP;
          (7) an insured closing letter from Title Company in form and substance reasonably satisfactory to Purchaser and Seller and an owner’s policy of title insurance (“Title Policy”) in the amount of the Purchase Price issued by Title Company as agent for Commonwealth Land Title Insurance Company, insuring that Purchaser is the owner of the Campus Land, the Improvements and the Other Land subject only to the Permitted Encumbrances and the standard printed exceptions included in a Texas standard form owner policy of title insurance; however, (A) the rights of parties in possession shall be limited only to those holding under the Tenant Leases, (B) the standard survey exception will be limited to shortages in area (at the expense of the Purchaser), and (C) the standard exception for taxes shall be limited to the year in which the Closing occurs, and subsequent years and subsequent assessments for prior years due to change in land usage or ownership (Purchaser may obtain at its expense such additional endorsements as it deems necessary, so long as such endorsements do not increase the costs or obligations of Seller);
          (8) evidence reasonably satisfactory to Purchaser and Title Company that the persons executing and delivering the Closing documents on behalf of Seller have full right, power and authority to do so;
          (9) certificate executed by Seller stating whether, as of the Closing Date, each of Seller’s representations and warranties set forth in Section 7 is true and correct in all material respects; provided, however, that if such certificate reveals that any of such representations and warranties are not true and correct in all material respects as of the Closing Date and such is materially adverse, then Purchaser may terminate this Agreement by giving immediate notification to Seller at the Closing, in which event this Agreement shall be terminated as provided for in Section 12(b) or Section 12(c), as applicable;
          (10) certificates meeting the requirements of Section 1445 of the Internal Revenue Code of 1986, executed and sworn to by Seller;

          (11) Subordination, Non-disturbance and Attornment Agreements for each BMC Lease Agreement in substantially the form of the exhibits attached to the BMC Lease Agreements, fully executed and acknowledged by BMC Software, Inc.; and
          (12) such other instruments as are customarily executed in Harris County, Texas in connection with the conveyance of property similar to the Property.
     (d) If applicable at Closing, Seller and Purchaser shall execute, acknowledge, and record a notice in compliance with Section 212.155 of the Texas Local Government Code.
     (e) Upon completion of the Closing, Seller shall deliver to Purchaser possession of the Property free and clear of all tenancies of every kind and parties in possession, except for the occupants under the Tenant Leases, the Occupancy Agreements and the BMC Lease Agreements, including delivery at the Property of all original executed Tenant Leases and Property Agreements, keys and combinations in Seller’s possession or control for locks at the Property, and all architectural drawings, record drawings, plans, specifications, surveys, building permits, occupancy permits or other similar items in Seller’s possession and control (or copies thereof) which Seller has created, used, or relied upon for the construction and maintenance of the Property.
Section 10. Prorations and Closing Costs.
     (a) The following adjustments to the Purchase Price shall be made between Seller and Purchaser and shall be prorated (as applicable) as if Purchaser owned the Property for the entire day on the Closing Date:
          (1) All real estate taxes, personal property taxes, and other state or city taxes, charges and assessments (collectively, “Taxes”) assessed against the Property for the calendar year in which the Closing occurs shall be prorated as of the Closing. Taxes for the current calendar year will be tentatively calculated using the most current assessment data and the tax rate available to Seller for the prior year and prorated between Purchaser and Seller on the Closing Date. If upon receiving the actual invoices of Taxes from the applicable taxing authority for the calendar year in which Closing occurs the amount of Taxes used as the basis of the pro-ration is found to differ from the actual amount of Taxes for the year of Closing, then there will be an adjustment to the pro-ration based on the actual Taxes assessed.
          (2) “Fixed Rents” shall mean rents paid or payable by Tenants under their Tenant Leases on a regular monthly (or other periodic) basis, including net or base rent, and parking fees, other than Additional Rents. “Additional Rents” shall mean so-called “escalation rent” or additional rent payable generally by Tenants under their Tenant Leases (other than for specific services or amenities) based upon the amounts of, or increases in, real estate taxes, operating expenses, management fees or other similar matters.
          (3) Fixed Rents and estimated payments of Additional Rents shall be prorated on a daily basis over the month in which the Closing is held (“Closing Month”). Any Fixed Rents or estimated payments of Additional Rents collected by Purchaser or Seller from a Tenant after the Closing shall be applied (i) first, in payment of Fixed Rents owed by such Tenant, if any, for periods of time prior to the Closing Month, (ii) second, in payment of Fixed Rents owed by such Tenant, if any, for the Closing Month, and (iii) third, in payment of Fixed Rents owed by such Tenant, if any, for all periods following Closing through the month in which such amount is collected.
          (4) Seller shall provide Purchaser all information obtained by Seller related to operating expenses for the period from January 1, 2006 through the Closing. On or before sixty (60) days after the last date provided for in the Tenant Leases as the time for reconciliation of operating expense charges for 2006, Purchaser will prepare a reconciliation, computed as of the Closing Time, for actual operating expense and taxes payable pursuant to each of the Tenant Leases for calendar year 2006 (collectively, “Operating Expense Recoveries”) and a summary of the amounts paid by Tenants with respect to Operating Expense Recoveries. Seller shall be entitled to the Operating Expense Recoveries attributable to the period prior to the Closing Date, and Purchaser shall be entitled to Operating Expense Recoveries attributable to the period on and after the Closing Date. Operating Expense Recoveries shall be deemed to accrue on an equal amount per diem, regardless of when actual expenses occurred during the year. If any Tenants have overpaid the amounts due under the Tenant Leases of such Tenants, the amount of the overpayment shall be refunded by Purchaser to the applicable Tenants as required under the Tenant Leases. Purchaser and Seller shall then make appropriate adjusting payments between themselves such that each receives the appropriate amount of the Operating Expense Recoveries attributable to their respective periods of ownership. Purchaser shall not, during 2006, exercise any option under any Tenant Lease to change the period used to calculate Operating Expense Recoveries to any period other than the calendar year.
          (5) “Services Rents” shall mean specific charges or additional rents payable by Tenants under their Tenant Leases for services or amenities specifically furnished to such Tenants under their Tenant Leases (including, without limitation, overtime HVAC charges) and shall be adjusted based upon the dates upon which the applicable services or amenities were furnished. Any Services Rents collected by Purchaser or Seller from a Tenant after the Closing shall be applied first to the oldest uncontested amounts of Services Rents due from such Tenant, except to the extent, if any, designated by the Tenant to be applied to contested amounts, in which event such shall be applied as so designated by the Tenant.
          (6) Fixed Rents, Additional Rents, and Service Rents are collectively called “Rents”. All Rents for periods of time ending before the Closing Date shall be allocated solely to Seller. All Rents for periods of time beginning on the Closing Date shall be allocated solely to Purchaser. All Rents, less the reasonable, incremental out-of-pocket costs of collection (including reasonable counsel fees) reasonably allocable thereto, shall be adjusted and prorated as provided above on a cash collected basis, and the party who receives such amount shall promptly (in no event longer than thirty (30) days after receipt) pay over to the other party the portion thereof to which it is so entitled, net after such costs. Purchaser shall bill Tenants who owe Rents for periods prior to the Closing on a monthly basis for a period of at least six (6) consecutive months following the later to occur of the Closing Date or the initial billing thereof (the “Collection Period”) and shall use commercially reasonable efforts to collect such Rents; provided, however, that Purchaser shall have no obligation to commence any actions or proceedings to collect any such Rents. Seller shall have no rights to collect Rents directly from Tenants after the Closing.

          (7) Until such time as all amounts of Rents required to be paid to Seller by Purchaser pursuant to this Section 10 shall have been paid in full or the end of the Collection Period, whichever first occurs, Purchaser shall furnish to Seller not less frequently than monthly a reasonably detailed accounting of such amounts payable by Purchaser, which accounting shall be delivered to Seller on or prior to the 15th day following the last day of each calendar month from and after the calendar month in which the Closing occurs. Thereafter, Purchaser shall furnish to Seller accountings of such amounts as they are received. Seller shall have the right, from time to time following the Closing, on three days prior notice to Purchaser, to review Purchaser’s records during ordinary business hours with respect to the Property to ascertain the accuracy of such accountings. Concurrently with Purchaser billing Tenants for Rents that are to be prorated with Seller, Purchaser shall send copies thereof to Seller.
          (8) Gas, steam, electricity, water and sewer and other public utility charges (other than any such charges which are payable by Tenants of the Property pursuant to such Tenants’ Tenant Leases) will be paid by Seller to the utility company for all charges due and payable up to the Closing Date. Seller shall attempt to arrange for a final reading of all utility meters (covering gas, water, sewer, steam and electricity) as of the Closing, except meters the charges of which are payable by Tenants of the Property pursuant to such Tenants’ Leases. Seller and Purchaser shall jointly execute a letter to each of such utility companies advising such utility companies of the termination of Seller’s responsibility for such charges for utilities furnished to the Property as of the date of the Closing and commencement of Purchaser’s responsibilities therefor from and after such date. If a bill is obtained from any such utility company prior to the Closing Date, Seller shall pay such bill on or before the Closing. If such bill shall not have been obtained prior to the Closing Date, Seller shall, upon receipt of such bill, forward a copy thereof to Purchaser and pay all such utility charges as evidenced by such bill or bills pertaining to utilities used prior to the Closing, and Purchaser shall pay all such utility charges pertaining to utilities used thereafter. Any bill which shall be rendered which shall cover a period both before and after the date of Closing shall be apportioned between Purchaser and Seller on a daily basis over the period covered by such bill.
          (9) Fees paid or payable under any license, permit, or other intangible property assignable to Purchaser and charges and other amounts payable under any contract assigned to Purchaser pursuant to the terms of this Agreement, including without limitation under all Property Agreements shall be prorated as of the Closing Date except to the extent, if any, otherwise provided in this Section 10.
          (10) Matters disclosed on Schedule 7(a)(8) will be credited to Purchaser at the Closing.
          (11) No prorations will be made in relation to insurance premiums (except to the extent covered by the proration of Operating Expense Recoveries), and Seller’s insurance policies will not be assigned to Purchaser.
          (12) Any other item of income or expense related to the Property which is customarily prorated upon the sale of an income-producing property in Houston, Texas shall be prorated as of the Closing Date except to the extent, if any, otherwise provided in this Section 10.

          (13) The foregoing prorations, apportionments, and computations under this Section 10 shall be made at the Closing based upon the information then best available to Seller and Purchaser, and shall be reviewed and revised at least once not less than forty-five (45) but not more than ninety (90) days after the Closing Date and as often thereafter (but no more often than once every sixty (60) days, and not after one year after the Closing Date) as either party reasonably deems appropriate. Purchaser shall make available to Seller all information necessary to or appropriate for such reviews and revisions. If any such review or revision establishes a net over or under payment by Seller or Purchaser, then the party with the net under payment shall pay the net adjustment amount to the other party within fifteen (15) days thereafter.
          (14) Seller and Purchaser each shall make available to the other all information in their respective possession or control relating to Rents or other amounts to be prorated or otherwise adjusted between them.
          (15) A credit of $150,000 will be given on the closing statement for the benefit of Purchaser at Closing.
          (16) The provisions of this Section 10 shall survive the Closing.
     (b) Seller shall pay the costs of the Survey and the premium for the Title Policy (including without limitation any and all charges for the Title Commitment), except that Purchaser shall pay the additional premium to limit the standard survey exception to shortages in area or any other endorsements obtained by Purchaser. Seller and Purchaser shall pay equally any escrow or similar fees charged by Title Company with respect to the Closing. Seller shall pay the recording charges for title curative documents for the Mandatory Cure Liens. Purchaser shall pay the recording charges for the Special Warranty Deed, and other documents, if any, recorded in connection with the conveyance of the Property. Seller and Purchaser shall each bear its respective attorney and consultant fees and expenses in connection with this Agreement and the Closing. All other closing costs shall be borne as is customary for the sale of similar properties in Harris County, Texas.
     (c) The Earnest Money shall be applied to the Purchase Price.
     (d) The parties acknowledge that Seller has engaged Cushman & Wakefield as its broker (“C&W”) in connection with the sale of the Property, and Seller will pay any amounts owing to C&W in accordance with a separate agreement executed between Seller and C&W. Any broker retained by Purchaser shall be paid by Purchaser. As provided for in the Texas Real Estate License Act, Purchaser is advised to have an abstract of title with regard to the Property examined by an attorney of its choice, or to obtain a policy of title insurance. Seller shall defend, indemnify, and hold harmless Purchaser, and Purchaser shall defend, indemnify, and hold harmless Seller, from and against all claims by third parties for brokerage, commission, finders, or other fees relative to this Agreement or the sale of the Property, and all court costs, attorneys’ fees, and other expenses arising therefrom, and alleged to be due by authorization of the indemnifying party.

Section 11. Destruction, Damage, or Taking Before Closing. If, before Closing, all or any material part of the Other Land, Campus Land, Improvements or Personalty are destroyed or damaged, or become subject to condemnation or eminent domain proceedings, then Seller shall promptly notify Purchaser thereof and with respect to damage or destruction, Seller shall promptly commence repairs in accordance with Seller’s practice. If this Agreement is not terminated by Purchaser as provided below, then Purchaser shall be entitled to all insurance proceeds or condemnation awards payable as a result of such damage or taking and, to the extent the same may be necessary or appropriate, Seller shall assign, without recourse, to Purchaser at Closing Seller’s rights to such proceeds or awards and Seller shall pay to Purchaser the amount of any deductible. At Closing, Purchaser shall reimburse Seller for the cost of all repairs paid for by Seller and assume outstanding repair contracts, and Purchaser shall accept the Property subject to the unrepaired damage. If the damage or taking is material and within thirty (30) days of receipt of Seller’s notice respecting the damage, destruction, or taking (but in no event later than the Closing) Purchaser notifies Seller of its intent to terminate this Agreement, then Purchaser shall be deemed to have terminated this Agreement. For the purposes of this Section 11, damage or a taking shall be considered to be “material” if the cost to repair the improvements damaged, or if the value of the portion of the Other Land, Campus Land, Improvements, or Personalty taken, in either case exceeds $3,000,000.00 in value, or, in the case of a taking, if the portion of the Other Land, Campus Land, Improvements, or Personalty taken are such that they materially adversely affect the ability to use the remainder for the purposes for which they are presently used.
Section 12. Termination and Remedies.
     (a) If Purchaser fails to consummate the purchase of the Property pursuant to this Agreement for any reason other than termination hereof pursuant to a termination right granted in this Agreement or a material breach or default by Seller, or if Purchaser is otherwise in material breach or default under this Agreement, then Seller may, as Seller’s sole and exclusive remedy, terminate this Agreement by notifying Purchaser thereof, in which event Title Company shall deliver the Earnest Money to Seller as liquidated damages, whereupon neither Purchaser nor Seller shall have any further rights or obligations hereunder, except for those which survive the termination of this Agreement. In addition to the foregoing, Seller shall also be entitled to recover all expenses, including reasonable attorney’s fees and litigation costs, incurred in connection with enforcing its rights with respect to a breach hereof by Purchaser. The provision for payment of liquidated damages in this Section 12(a) has been included because, in the event of a breach by Purchaser, the actual damages to be incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.
     (b) If Purchaser terminates this Agreement pursuant to an express right, including without limitation pursuant to Section 7(d), Section 8(a), or Section 11, then Title Company shall return the Earnest Money to Purchaser, whereupon neither party hereto shall have any further rights or obligations hereunder, except for those which survive the termination of this Agreement.
     (c) If Seller fails to consummate the sale of the Property pursuant to this Agreement for any reason other than termination hereof pursuant to a termination right granted in this

Agreement or a material breach or default by Purchaser, or if Seller is otherwise in material breach or default under this Agreement at or prior to the Closing, then Purchaser may, as its exclusive remedies therefor: (1) terminate this Agreement by notifying Seller thereof, in which case Title Company or Seller shall return the Earnest Money to Purchaser and neither party hereto shall have any further rights or obligations hereunder, except for those which survive the termination of this Agreement; or (2) enforce specific performance of the obligations of Seller hereunder. In addition to the foregoing, Purchaser shall also be entitled to recover all expenses, including reasonable attorney’s fees and litigation costs, incurred in connection with enforcing its rights with respect to a breach hereof by Seller. PURCHASER HEREBY WAIVES ANY RIGHT TO PURSUE A CLAIM FOR DAMAGES (INCLUDING WITHOUT LIMITATION ANY ACTUAL, SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR EXEMPLARY DAMAGES), OR ANY OTHER REMEDY AVAILABLE, AT LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT AS PROVIDED IN SECTION 13(C).
     (d) Without implying that Purchaser has any such rights, Purchaser waives any and all claims it has or may have in connection with this Agreement, or the matters contemplated herein, against the partners or shareholders of Seller, and notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that Seller’s partners, shareholders, officers, directors, employees and agents shall not be personally liable to Purchaser, or its successors or assigns, for the payment of any money judgment obtained for a failure to perform or pay any covenant or obligation on the part of Seller to be performed or paid under this Agreement, it being expressly agreed that any money judgment recovered against Seller shall be satisfied only out of, and the sole and exclusive recourse of Purchaser as a result of such default shall be against, the assets of Seller.
     (e) TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, ALL PARTIES WAIVE THE RIGHT TO A JURY IN THE EVENT OF LITIGATION.
     (f) THE LIMITATIONS ON REMEDIES AND RECOURSE SET FORTH IN SECTION 13(C), THIS SECTION 12, AND ELSEWHERE IN THIS AGREEMENT SHALL APPLY EVEN IN THE EVENT OF THE NEGLIGENCE, BREACH, STRICT LIABILITY OR OTHER LEGAL FAULT OF THE DEFAULTING OR BREACHING PARTY.
     (g) Notwithstanding anything in this Agreement to the contrary, and without implying that Seller has any such right, it is expressly understood and agreed that Purchaser’s members, manager, partners, shareholders, officers, directors, employees and agents shall not be personally liable to Seller, or its successors or assigns, for the payment of any money judgment obtained for a failure to perform or pay any covenant or obligation on the part of Purchaser to be performed or paid under this Agreement, it being expressly agreed that Seller’s sole and exclusive recourse as a result of such default shall be against the Earnest Money and, as to the right to recover enforcement costs under Section 12(a), the assets of Purchaser.

     (h) Title Company shall not disburse the Earnest Money to either party unless and until so instructed by both Seller and Purchaser, but such shall not preclude Title Company from interpleading the Earnest Money to the registry of a court. Whenever either party is entitled to all or any part of the Earnest Money, the other party shall promptly instruct Title Company, in writing, to make such disbursement or, in the event of a good faith dispute, shall promptly give written notice thereof to the other party and to Title Company specifying such dispute in reasonable detail.
     (i) The provisions of this Section 12 shall survive the Closing and any termination of this Agreement.
Section 13. Indemnification.
     (a) Seller Indemnities. If Closing occurs, Seller agrees to indemnify, defend and hold harmless Purchaser and its respective parents and Affiliates, and each of their officers and directors, successors (collectively “Purchaser Indemnified Party”) and assigns from and against any and all demands, suits, penalties, obligations, damages, claims, losses, liabilities, payments, costs and expenses (for purposes of this Section 13, “Losses”), that are incurred by or awarded against any Purchaser Indemnified Party, including reasonable legal, accounting, and other expenses in connection therewith (if and to the extent allowable under applicable law), which arise out of, are in connection with, or relate to any breach of the representations or warranties made by Seller in Section 7 of this Agreement or in any certificate delivered by Seller at Closing; provided, however, that for purposes of determining whether a breach of such representation or warranty has occurred or the amount of Losses incurred in connection therewith, any limitation or qualification as to materiality set forth in such representation and warranty shall be disregarded. The obligations of Seller under this Section 13(a) shall survive Closing or termination of this Agreement.
     (b) Purchaser Indemnities. If Closing occurs, Purchaser agrees to indemnify, defend and hold harmless Seller and its respective parents and Affiliates, and each of their officers and directors, successors (collectively “Seller Indemnified Party”) and assigns from and against any and all Losses, that are incurred by or awarded against any Seller Indemnified Party, including reasonable legal, accounting, and other expenses in connection therewith (if and to the extent allowable under applicable law), which arise out of, are in connection with, or relate to any breach of the representations or warranties made by Purchaser in Section 7 of this Agreement or in any certificate delivered by Purchaser at Closing; provided, however, that for purposes of determining whether a breach of such representation or warranty has occurred or the amount of Losses incurred in connection therewith, any limitation or qualification as to materiality set forth in such representation and warranty shall be disregarded. The obligations of Purchaser under this Section 13(b) shall survive Closing or termination of this Agreement.
     (c) Purchaser Claims. In the event of any breach of Seller’s representations and warranties under Section 7 or other breach of this Agreement, or any breach of Seller’s title warranties or other liabilities or obligations under the documents delivered by Seller to Purchaser as part of the Closing (collectively, “Purchaser Claims”), which, in any case, first becomes known to Purchaser after the Closing (Section 12(c) being applicable if such first becomes known to Purchaser at or prior to the Closing), then Purchaser’s sole remedy and recourse will be to collect any damages including reasonable attorney’s fees, but excluding any damages waived pursuant to Section 12(c) to which it is entitled from Seller and by giving written notice thereof to Seller and Title Company not later than the first anniversary of the Closing Date. Purchaser shall be deemed to have waived all Purchaser Claims as to which Purchaser fails to give notice on or before the last day of such first anniversary of the Closing Date. Any such notice of Purchaser Claims shall include a description thereof in reasonable detail and Purchaser’s good faith estimate of the loss expected to result therefrom. In no event (1) may Purchaser assert damages hereunder unless such Purchaser Claims exceed, in the aggregate, $100,000 or more and (2) may Purchaser Claims in the aggregate exceed, and in no event will Seller’s liability therefor exceed, in the aggregate, (including Seller’s liabilities under the Tenant Lease Assignment or any other Closing Document) $7,500,000. The provisions of this Section 13(c) shall survive the Closing.
     (d) Indemnification Procedures.
          (1) Seller or Purchaser, as the case may be (for purposes of this Section 13 an “Indemnified Party”), shall give the indemnifying party under Section 13(a) or Section 13(b) as applicable (for purposes of this Section 13, an “Indemnifying Party”), prompt written notice of any matter which it has determined has given or could give rise to a right of indemnification under this Agreement stating the amount of the Loss, if known, and method of computation thereof, containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this Section 13 except to the extent the Indemnifying Party is prejudiced by such failure.
          (2) If any third party shall notify an Indemnified Party with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against the Indemnifying Party under this Section 13, then the Indemnified Party shall promptly (and in any event within five Business Days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this Section 13 except to the extent the Indemnifying Party is prejudiced by such failure.
          (3) The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages for which the Indemnifying Party is liable hereunder and does not impose an injunction or other equitable relief upon the Indemnified Party. Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 13(d)(2), however, the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate. In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).

     Section 14. Miscellaneous.
     (a) Notices. All notices provided or permitted to be given under this Agreement must be in writing and may be served by (a) depositing same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivering the same in person to such party, whether by personal delivery, (c) delivering the same by a commercial service including without limitation Federal Express, Airborne, and UPS, or (d) facsimile copy transmission. Notice given in accordance herewith shall be effective upon delivery to the address of the addressee. For purposes of notice, the addresses of the parties shall be as follows:

If to Seller, to:	BMC Software, Inc.
2101 City West Blvd.
Houston, Texas 77042
Attention: Director of Corporate Real Estate
Telephone: 713-918-8800
Telecopy: 713-918-5112

with a copy to:	BMC Software, Inc.
2101 City West Blvd.
Houston, Texas 77042
Attention: General Counsel
Telephone: 713-918-8800
Telecopy: 713-918-1110

Cushman & Wakefield of Texas, Inc.
1300 Post Oak Blvd., Suite 2700
Houston, Texas 77056-3054
Attention: Scott Wegmann, Executive Managing Director
Telephone: 713-877-8261
Telecopy: 713-877-1965

Vinson & Elkins L.L.P.
1001 Fannin, Suite 2300
Houston, Texas 77002-6760
Attention: Glenn L. Pinkerton
Telephone: 713-758-2701
Telecopy: 713-615-5755

If to Purchaser, to:	TPG/CalSTRS, LLC
c/o Thomas Properties Group, Inc.
515 South Flower St., 6th Floor
Los Angeles, CA 90071
Attention: Todd L. Merkle
Telephone: 213-633-1900
Telecopy: 213-633-4760

with a copy to:	Cox, Castle & Nicholson LLP
2049 Century Park East, 28th Floor
Los Angeles, CA 90067
Attention: Douglas P. Snyder, Esq.
Telephone: 310-277-4222
Telecopy: 310-277-7889
Any party hereto may change its address for notice by giving at least ten (10) days’ prior written notice thereof to the other party.
     (b) Assigns; Beneficiaries. Neither party may assign its rights under this Agreement nor may Purchaser delegate its duties hereunder without the prior written consent of the other, which the other may grant or withhold in its sole discretion; provided, however, that Purchaser may assign its rights under this Agreement to an Affiliate. No assignment by Purchaser or Seller shall relieve the assignor of its liabilities and obligations under this Agreement. Should Purchaser assign this Agreement or delegate its duties without the prior written consent of Seller, other than as permitted, then in addition to all the rights, remedies, and recourses available at law or in equity, Seller may terminate this Agreement and retain any amount of the Earnest Money that has been deposited at the time of such assignment. This Agreement is for the sole benefit of Seller and Purchaser, and no third party is intended to be a beneficiary of this Agreement.
     (c) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas.
     (d) Entire Agreement; Counterparts. This Agreement is the entire agreement between Seller and Purchaser concerning the sale of the Property, and no modification hereof or subsequent agreement relative to the subject matter hereof shall be binding on either party unless reduced to writing and signed by the party to be bound. All prior term sheets and letters of intent are hereby terminated. All Exhibits attached hereto are incorporated herein by this reference for all purposes. This Agreement may be executed in multiple counterparts, each of which will be considered an original and all of which together shall constitute one agreement. The parties executing or joining in this Agreement may sign separate signature pages and it shall not be necessary for all parties to sign all signature pages, but rather the signature pages may be combined.
     (e) Rule of Construction; No Waiver. Purchaser and Seller acknowledge that each party, with its legal counsel, has reviewed and negotiated this Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto. No provision of this Agreement shall be deemed to have been waived by either party unless the waiver is in writing and signed by that party. No custom or practice which may evolve between the Purchaser and Seller during the term of this Agreement shall be deemed or construed to waive or lessen the right of either of the parties hereto to insist upon strict compliance of the terms of this Agreement. The submission of drafts of this Agreement or comments or revisions thereto shall not constitute an offer, counter-offer, or acceptance; and no party shall be bound hereby or entitled to rely hereon unless and until this Agreement has been executed and delivered by Seller and Purchaser. Unless otherwise specified, “herein” shall mean in this Agreement and references herein to Schedules or Exhibits shall mean Schedules or Exhibits to this Agreement.
     (f) Certain Interpretive Matters. In this Agreement, unless the context otherwise requires:
          (1) the singular number includes the plural number and vice versa;
          (2) reference to any individual, partnership, joint venture, corporation, limited liability company, trust, association or unincorporated organization, any governmental authority, or any other entity (a “Person”) includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;
          (3) reference to any gender includes each other gender;
          (4) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;
          (5) reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit of or to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition;
          (6) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular section or other provision hereof or thereof;
          (7) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;
          (8) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;
          (9) reference to any law (including statutes and ordinances) means such law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; and
          (10) any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein.
     (g) No Recording. Neither this Agreement nor any memorandum hereof shall be recorded in any public records.
     (h) Mandatory Arbitration of Post-Closing Claims.

          (1) Any and all claims, counterclaims, demands, causes of action, disputes, controversies, and other matters in question arising after the Closing out of or relating to this Agreement, any provision hereof, the alleged breach thereof, or in any way relating to the subject matter of this Agreement or the relationship between the parties created by this Agreement, involving the parties and/or their respective representatives, including without limitation Purchaser Claims (all of which are referred to herein as “Claims”), even though some or all of such Claims allegedly are extra-contractual in nature, whether such Claims sound in contract, tort, or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, shall be resolved by binding arbitration.
          (2) It is the intention of the parties to this Agreement that the arbitration shall be conducted pursuant to the Texas General Arbitration Act, Tex. Civ. Prac. & Rem. Code Section 171.001 et seq. (the “Act”) as such Act is modified by this Section 14(h). The validity, construction, and interpretation of this Section 14(h), and all procedural aspects of the arbitration conducted pursuant to this Section 14(h), including but not limited to, the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of “fraud in the inducement” to enter into this Agreement or this arbitration provision, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration (including the time for filing an answer, the time for the filing of counterclaims, the times for amending the pleadings, the specificity of the pleadings, the extent and scope of discovery, the issuance of subpoenas, the times for the designation of experts, whether the arbitration is to be stayed pending resolution of related litigation involving third parties not bound by this arbitration agreement, the receipt of evidence, the award of attorney’s fees to the extent permitted by law or this Agreement and the like), shall be decided by the arbitrator. In deciding the substance of the parties’ Claims, the arbitrator shall refer to the substantive laws of the State of Texas for guidance (excluding Texas choice-of-law principles that might call for the application of some other State’s law). Provided, however, it is expressly agreed that notwithstanding any other provision in this Agreement to the contrary, the arbitrator shall have absolutely no authority to award treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Texas law, the law of any other State, or federal law, or under the Act, or under the Commercial Arbitration Rules of the American Arbitration Association, the parties hereby waiving their right, if any, to recover treble, exemplary or punitive damages in connection with any such Claims.
          (3) The arbitrator rendering judgment upon disputes between parties as provided in this Section 14(h) shall, after reaching judgment and award, prepare and distribute to the parties a writing describing the findings of fact and conclusions of law relevant to such judgment and award and containing an opinion setting forth the reasons for the giving or denial of any award. The award of the arbitrator shall be final and binding on the parties, and judgment thereon may be entered in a court of competent jurisdiction.
          (4) The arbitration proceeding shall be conducted in Houston, Harris County, Texas. The party initiating the arbitration shall notify the American Arbitration Association and the other party of any Claim and within thirty days of the notice of initiation of the arbitration procedure, an arbitrator experienced in legal contract interpretation and real estate shall be selected in accordance with the American Arbitration Association Rules, such arbitrator to be reasonably satisfactory to the other party. The arbitration proceeding shall be commenced promptly and conducted expeditiously, with Seller and Purchaser each being allocated one-half of the time for the presentation of its case. Unless otherwise agreed to by the parties, an arbitration hearing shall be conducted on consecutive days. The arbitrator is instructed that time is of the essence in the arbitration proceeding, and that the arbitrator shall have the right and authority to issue monetary sanctions against either of the parties if, upon a showing of good cause, that party is unreasonably delaying the proceeding. The arbitrator shall render its judgment or award within fifteen (15) calendar days following the conclusion of the hearing. Recognizing the express desire of the parties for an expeditious means of dispute resolution, the arbitrator shall limit or allow the parties to expand the scope of discovery as may be reasonable under circumstances.
          (5) To the fullest extent permitted by law, the arbitration proceeding and the judgment award by the arbitrator shall be maintained in confidence by the parties.
          (6) All fees of the arbitrator, and attorney fees and other costs of arbitration, shall be awarded by the arbitrator.
          (7) The provisions of this Section 14(h) shall survive the Closing and any termination of this Agreement.
     (i) Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing , as may be reasonably requested by the other party in order to carry out the intent and purposes of this Agreement. The provisions of this Section 14(i) shall survive Closing.
     (j) Public Disclosures. Neither Purchaser nor Seller will make any public announcement, press release or discuss with the media the terms and conditions of this Agreement and all other agreements executed in connection herewith without the approval of the other party, but notwithstanding the foregoing, Purchaser and Seller each acknowledge that either Party may disclose such terms and conditions of this Agreement or any other agreement executed in connection with this Agreement without consulting the other Party if required to do so by any federal, state or local law, ordinance, rules or regulations (including regulations promulgated by any applicable securities exchange), court orders, governmental directives or judicial interpretations.
     (k) Joint and Several. The obligations of BMC-LP and BMC Inc. under this Agreement shall be joint and several.
[Signatures follow on the next page.]

     Executed as of the date first set forth above.

SELLER:	BMC SOFTWARE TEXAS, L.P.,
a Texas limited partnership

	By:	BMC Software Texas, Inc.,
a Texas corporation, its general partner

By: /s/ STEPHEN B. SOLCHER

Name:	Stephen B. Solcher
Title:	VP and Secretary

BMC SOFTWARE, INC., a Delaware
corporation

By: /s/ STEPHEN B. SOLCHER

Name:	Stephen B. Solcher
Title:	SVP, Chief Financial Officer & Treasurer

PURCHASER:	TPG/CALSTRS, LLC,
a Delaware limited liability company

	By:	Thomas Properties Group Limited Partnership, a
Maryland limited partnership, its Managing Member

By: Thomas Properties Group, Inc., a Delaware corporation, its General Partner

By: /s/ TODD L. MERKLE

		Name:	Todd L. Merkle
		Title:	VP
Signature Page to Purchase and Sale Agreement